AUDIT ALLIANCE LLP®

Member of Allinial GLOBAL.

A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated June 24, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-) with respect to the consolidated balance sheets of SAG Holdings Limited and Subsidiaries (collectively referred to as the "Company") as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholder's equity and cash flows for each of the years in the two-year period ended December 31, 2021 and the related notes.

Audit Alliance LLP

Singapore

Audit Alliance